Exhibit 1.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT OF MERGER, dated as of February 26, 2019 (this “Agreement”), is entered into by and between TransMontaigne Partners LLC, a Delaware limited liability company (“TLP LLC”), and TransMontaigne GP L.L.C., a Delaware limited liability company (“GP”).

RECITALS

WHEREAS, TLP LLC was formed as a limited liability company on February 26, 2019, when TransMontaigne Partners, L.P., a predecessor of TLP LLC (the “Partnership”), converted from a Delaware limited partnership to a limited liability company pursuant to a Certificate of Conversion and a Certificate of Formation filed with the Secretary of State of the State of Delaware on February 26, 2019 and effective as of February 26, 2019 (the “Conversion”);

WHEREAS, prior to the Conversion, GP was the general partner of the Partnership;

WHEREAS, the board of directors or managing member of GP has (i) determined it advisable and in the best interests of GP for GP to merge with and into TLP LLC (the “Merger”) pursuant to the provisions of Section 18-209 of the Delaware Limited Liability Company Act, as amended (the “Act”), whereupon TLP LLC shall continue as the surviving company, and (ii) authorized, adopted and approved this Agreement and the Merger; and

WHEREAS, the board of directors or managing member of TLP LLC has (i) determined it advisable and in the best interest of the TLP LLC to consummate the Merger, and (ii) authorized, adopted and approved this Agreement and the Merger.

NOW, THEREFORE, in consideration of the promises, covenants and agreements contained in this Agreement, GP and TLP LLC agree as follows:

1.                                      The Merger. In accordance with Title 6, Section 18-209 of the Act, and upon the terms and conditions of this Agreement, at the Effective Time (as defined below), (i) GP shall be merged with and into TLP LLC, (ii) the separate company existence of GP shall cease and (iii) TLP LLC shall continue as the surviving company. TLP LLC as the surviving company after the Merger is hereinafter sometimes referred to herein as the “Surviving Company”. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and Title 6, Section 18-209(f)-(g) of the Act.

2.                                      Effective Time. The Merger shall become effective upon the filing of the Certificate of Merger (as defined below) with the Secretary of State of the State of Delaware (the “Effective Time”).

3.                                      Certificate of Merger. GP and TLP LLC agree that they will cause to be executed, delivered and filed a Certificate of Merger satisfying the requirements set forth in Title 6, Section 18- 209(c) of the Act (the “Certificate of Merger”), with the Secretary of State of the State of Delaware, and that they will cause to be performed all necessary acts within the State of Delaware and elsewhere to effect the Merger. Unless the context otherwise requires, the term “Agreement” as used herein refers collectively to this Agreement and the Certificate of Merger.

4.                                      Limited Liability Company Agreement. The Limited Liability Company Agreement of TLP LLC immediately prior to the Effective Time shall be the Limited Liability Company Agreement of the Surviving Company immediately following the Effective Time.

5.                                      Effect of Merger on Membership Interests. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any membership interests of GP, the outstanding membership interests of GP shall not be converted or exchanged in any manner, and each such membership interest as of the Effective Time shall be cancelled and extinguished, for no consideration. The issued and outstanding membership interests of TLP LLC shall not be converted or exchanged in any manner, and each such membership interest which is issued and outstanding as of the Effective Time shall continue to represent one (1) issued and outstanding membership interest of the Surviving Company.

6.                                      Additional Actions. Subject to the terms of this Agreement, the parties hereto shall take all such reasonable and lawful action as may be necessary or appropriate in order to effect the Merger and to comply with the requirements of the Act. If, at any time after the Effective Time, the Surviving Company shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of GP, or otherwise to carry out this Agreement, the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of TLP LLC and GP, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of TLP LLC and GP or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Company or otherwise to carry out this Agreement.

7.                                      Tax Treatment. GP and TLP LLC agree that because each of GP and TLP LLC is treated under U.S. Treasury Regulations Section 301.7701-3 as disregarded as an entity separate from the same direct or indirect common parent that is treated as a partnership for U.S. federal income tax purposes, the Merger shall be disregarded for U.S. federal income tax purposes.

8.                                      Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time. In the event of such termination and abandonment, this Agreement shall become void and none of GP, TLP LLC or their respective managers, members or officers, as the case may be, shall have any liability with respect to such termination and abandonment.

9.                                      Amendment and Waiver. At any time prior to the Effective Time, this Agreement may, to the extent permitted by the Act, be supplemented, amended or modified by the mutual consent of the parties hereto. Any extension or waiver of the obligations herein of either party shall be valid only if set forth in an instrument in writing referring to this section and signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

10.                               Governing Law. This Agreement shall be governed by and construed and enforced under the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

11.                               Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party.

12.                               No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns.

13.                               Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

14.                               Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

15.                               Entire Agreement. This Agreement, including the agreements, documents and instruments referred to herein, constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof.

16.                               Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which, when taken together, shall be deemed one agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic image scan shall be effective as delivery of a manually executed counterpart of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed by its duly authorized officer as of the date first above written.

GP

TransMontaigne GP L.L.C.,
a Delaware limited liability company

By:	/s/ Frederick W. Boutin
Name:	Frederick W. Boutin
Title:	Chief Executive Officer

TLP LLC

TransMontaigne Partners L.L.C,
a Delaware limited liability company

By:	/s/ Frederick W. Boutin
Name:	Frederick W. Boutin
Title:	Chief Executive Officer

Signature Page to Agreement and Plan of Merger